Exhibit 10.28

AMERICAN TOWER CORPORATION

SEVERANCE PLAN

First Effective as of March 2, 2009

As Amended and Restated January 1, 2024

ARTICLE 1

PURPOSE

1.1.  Plan Overview: American Tower Corporation (the “Company”) first adopted this American Tower Corporation Severance Plan (the “Severance Plan” or the “Plan”) effective as of March 2, 2009 (the “Original Effective Date”) as part of the American Tower Corporation Benefits Plan (the “Benefits Plan”). The Plan was amended and restated as of January 1, 2024 (the “A&R Effective Date”). The Severance Plan is a Contract under the Benefits Plan. This document describes the features of the Benefits Plan that are unique to the Severance Plan. Other features of the Severance Plan are located in the Severance Program documents and rules governing the Benefits Plan. Except as explicitly set fourth herein, Plan benefits relating to Qualifying Terminations occurring prior to the A&R Effective Date shall be governed solely by the terms of the Plan as of the date of such Qualifying Termination,

1.2.  Purpose: The Severance Plan provides transition assistance in the form of severance benefits for Eligible Employees in the event of a Qualifying Termination.

1.3.  Effect of Prior Severance Pay Programs, Plans or Arrangements: The Plan supersedes and replaces any prior severance pay programs, plans and arrangements (whether written or oral) for any Participant other than an individual agreement with an Employer that is still in effect and provides for severance benefits that are different from those provided hereunder.

ARTICLE 2

DEFINITIONS

Whenever used in this Plan, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning, and when the defined meaning is intended, the term is capitalized. Capitalized terms not defined below have the meanings set forth in the Benefits Plan.

2.1.  A&R Effective Date: has the meaning set forth in Section 1.1.

2.2.  Acquirer(s): the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change of Control and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).

2.3.  Base Earnings: a Participant’s weekly rate of pay as of the date of the Qualifying Termination, exclusive of overtime, bonuses, commissions or other forms of premium, equity and/or incentive pay; provided that, if specifically provided for in the Severance Program applicable to the Participant, Base Earnings shall also include, for a Participant who is a sales manager or account manager and who participates in an Employer plan or arrangement that provides for quota-based commissions, the weekly amount that would be payable to such Participant with respect to his or her annualized Commission Target related thereto, calculated as if such Commission Target was paid on a weekly basis.

2.4.  Benefits Plan: has the meaning set forth in Section 1.1.

2.5.  Cause: (a) gross negligence or material willful misconduct in the performance of a Participant’s duties and responsibilities; (b) insubordination; (c) conviction of a crime involving moral turpitude or imprisonment for any crime; (d) material violation of any agreement with an Employer to which the Participant is a party; or (e) any act or omission by the Participant resulting or intended to result in personal gain at an Employer’s expense or harm to an Employer, its interests or its reputation.

2.6.  Change of Control: a transaction designated by the Board prior to the Closing Date as a Change of Control for purposes of this Severance Plan, such as a sale of stock, a merger or other reorganization, or a sale of all or substantially all of the assets of the Company, that has the result that the majority ownership of the Company or its assets is thereafter held by persons not shareholders of the Company immediately prior to such transaction.

2.7.  Closing Date: the date on which the Change of Control occurs.

2.8.  COBRA Coverage: group health continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, provided the relevant Participant or beneficiary qualifies for, timely elects and enrolls, and remains eligible for, such coverage in accordance with applicable law and plan documents.

2.9.  Commission Target: for a Participant who is a sales manager or account manager under an Employer plan or arrangement that provides for quota-based commissions, the amount of commission that would have been paid to such Participant had the Participant not experienced a Qualifying Termination prior to the payment thereof, assuming 100% achievement of applicable targets or quotas by the Participant under such plan or arrangement.

2.10. Company: has the meaning set forth in Section 1.1.

2.11. Confidentiality and Restrictive Covenants Agreement: an agreement, in a form satisfactory to the Company, that restricts the Participant from using confidential information of the Company and any affiliate, from competing with the Company or any affiliate, from soliciting any employees of the Company or any affiliate, and from disparaging the Company or any affiliate.

2.12. Employer: the Company and any affiliate that is designated by the Company as a participating company. As of the A&R Effective Date, the following affiliates are participating companies: American Towers, Inc., ATC Tower Services, Inc. and CoreSite, LLC.

2.13. Eligible Employee: an individual who is treated by an Employer, for payroll purposes, as an employee working in the United States (or designated as an “expatriate employee” by the Administrator); provided, however, that the term shall not include: (a) temporary or irregular employees or contractors; (b) independent contractors; (c) leased employees within the meaning of Section 414(n) of the Code; (d) except to the extent specifically bargained for, members of a collective bargaining unit; and (e) employees of any foreign affiliates (other than individuals designated as “expatriate employees” by the Administrator); and provided, further, that any individual shall remain ineligible to participate in the Plan, notwithstanding any re-characterization of the individual as an employee for any federal, state or local law purpose.

An employee who is not regularly scheduled to work at least 20 hours per week shall not be treated as an Eligible Employee for purposes of this Plan.

2.14. Good Reason: without the written consent of an applicable Participant, (i) a material diminution of an applicable Participant’s annual Base Earnings; (ii) a material diminution of an applicable Participant’s authority, duties or responsibilities; or (iii) a relocation of an applicable Participant’s Worksite of more than 50 miles from his or her existing Worksite; provided, that the Participant has provided Employer written notice of the existence of the condition(s) within 60 days of its initial existence, the Employer has failed to remedy the condition(s) after 30 days of receiving such notice from the Participant and the Participant has actually terminated employment within 30 days following the lapse of the cure period without cure.

2.15. Original Effective Date: has the meaning set forth in Section 1.1.

2.16. Participant: every Eligible Employee other than an employee who, at the time of the Qualifying Termination, is subject to an individual agreement with an Employer that is still in effect and provides for severance benefits that are different from those provided hereunder.

2.17. Performance Reasons: a material violation by a Participant of an applicable Employer policy or procedure or the performance by a Participant of his or her job or position in a manner deemed by an Employer to be unsatisfactory.

2.18. Plan; Severance Plan: this American Tower Corporation Severance Plan, as set forth herein, together with all documents incorporated by reference, including without limitation, the Severance Program documents set forth on Exhibit A hereto and all supplements and amendments hereto or to such incorporated documents that may be in effect.

2.19. Pro-Rated Bonus Payment: the portion of Severance Benefits that are payable based on a pro rata share of a cash bonus and/or commission payment that would have been made to a Participant under an Employer bonus or commission plan or arrangement (but with no double counting of any bonus or commission arrangement in the calculation of the Severance Benefits hereunder) had the Participant not experienced a Qualifying Termination; but in the case of an annual bonus plan such pro ration shall not be made with respect to the year following the year of termination, even if the Severance Period extends into such subsequent year or extends beyond 12 months. The amount paid will be pro-rated based on the number of days of service in the relevant period completed as of the date of the Qualifying Termination to the total number of days of service in the relevant bonus or commission period and shall be determined assuming all goals and objectives for such bonus or commission plan or arrangement had been 100% achieved.

2.20. Qualifying Termination: the termination of a Participant’s employment by an Employer solely as a result of the Employer’s elimination of his or her job or position or for one or more reasons that do not constitute Cause or Performance Reasons; provided that, if specifically provided for in the Severance Program applicable to the Participant, a Qualifying Termination shall also include the termination of such Participant’s employment by the Participant for Good Reason. Termination of a Participant’s employment for any other reason, including, by way of illustration and not limitation, (i) a voluntary termination by the Participant on any basis (other than for Good Reason, if applicable), (ii) the termination by an Employer of a Participant for Cause, or (iii) the termination by an Employer of a Participant for Performance Reasons, shall not, in any event, constitute a Qualifying Termination.

2.21. Reporting Person: has the meaning set forth in the American Tower Corporation 2007 Equity Incentive Plan.

2.22. Senior Executive: any Reporting Person or Participant eligible under the Severance Program—Executive Vice Presidents and Chief Executive Officer,

2.23. Separation and Release Agreement: an agreement and general release, in a form and with content satisfactory to the Company, that, among other things, releases and forever discharges the Company and its affiliates, officers, employees, and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with the Company or any affiliate.

2.24. Severance Benefits: the benefits provided hereunder, as determined pursuant to Article 3.

2.25. Severance Pay: the portion of Severance Benefits that are payable based on a Participant’s Base Earnings.

2.26. Severance Period: the period equal to the total number of weeks of Base Earnings to be paid as Severance Pay hereunder.

2.27. Severance Programs: the programs listed on Exhibit A, as amended and in effect from time to time, that provide the specific benefit entitlement available under this Plan to a Participant based on his or her job category at the time of the Qualifying Termination. The terms of each such Severance Program shall be incorporated herein and made a part hereof. No Participant shall be entitled to Severance Benefits under more than one Severance Program and the Administrator shall have sole discretion to determine which Severance Program shall apply to a Participant.

2.28. Worksite: the principal office or base of operations designated by the Employer with respect to a position, job or work assignment, provided that unless a Participant has previously received a written determination from the Employer that they are considered to be permanently and fully remote, remote work locations shall be disregarded for purposes of determining a Participant’s principal office or base of operations. For the avoidance of doubt, a Participant’s residence is not the designated Worksite for a participant with a “hybrid office” or “hybrid home” status.

2.29. Year of Service: each 12-month period of continuous service as an employee, commencing on a Participant’s most recent date of hire with an Employer, provided that if such employee has prior service with an Employer and has a rehire date after December 31, 2022, the employee shall receive a Year of Service for each full 12-month period of continuous service as with such Employer. For the avoidance of doubt, the “ATC Service Date” shall be used when determining the Years of Service for any Participant rehired.

ARTICLE 3

BENEFITS

3.1.  Eligibility for Severance Benefits: A Participant shall become entitled to Severance Benefits under this Plan in the event he or she experiences a Qualifying Termination, subject to the following:

 (a)  For purposes of this Plan and all Severance Programs hereunder, the determination of whether a Participant has experienced a Qualifying Termination, including, by way of illustration and not limitation, whether a termination is for (i) Cause, (ii) Performance Reasons or (iii) Good Reason, will be made by the Administrator, in its sole and absolute discretion, and such determination will be conclusive and binding on the Participant.

 (b)  A Participant shall not be eligible for Severance Benefits hereunder unless the Participant shall have experienced a Qualifying Termination.

 (c)  No amount will be payable hereunder if the Participant dies prior to a proposed date of a Qualifying Termination.

 (d)  A Participant shall not be eligible for Severance Benefits hereunder if the Participant is terminated by an Employer for Cause or for Performance Reasons or if the Participant terminates employment (unless the Participant resigns for Good Reason and the Severance Program applicable to the Participant permits Severance Benefits under such circumstances).

 (e)  A Participant shall not be eligible for Severance Benefits hereunder if the Participant has been offered other employment by an Employer or by a successor entity (as hereinafter defined) in the same or a similar position as Participant’s position and that is at the same location or within 50 miles of such Participant’s Worksite, as of the date he or she was notified of his or her proposed Qualifying Termination. Further, if the Participant secures another position with either the Employer or a successor entity (as hereinafter defined) prior to the payment of Severance Benefits relating to what otherwise would constitute a Qualifying Termination with respect to a prior position, such unpaid Severance Benefits shall be forfeited. For this purpose, a successor entity to an Employer shall mean a corporation or organization resulting from (i) the merger, consolidation or share exchange involving the Employer in which the Employer is not the surviving corporation or (ii) any corporation or organization succeeding to or acquiring substantially all of the assets and business of the Employer.

 (f)  A Participant must satisfy each of the following conditions to receive Severance Benefits hereunder:

 (i)  The Participant must not be on a leave of absence (other a leave of absence protected by law, such as military or family medical leave) or otherwise absent from work and not regularly performing services for the Company and its affiliates as of the date of the Qualifying Termination; and

 (ii)  The Participant must sign a Separation and Release Agreement and not revoke same within the period specified therein (such period starting on the date of Qualifying Termination and ending on the date the revocation period lapses, the “Release Consideration Period”), and if provided for under the applicable Severance Program, a Confidentiality and Restrictive Covenants Agreement and any other agreement(s), in each case, in a form and with content satisfactory to the Company.

3.2.  Severance Benefits: A Participant’s Severance Benefits, including Severance Pay and Pro-Rated Bonus Payment, will be the amount determined under the applicable Severance Program for the Participant’s position in effect as of the date of the Qualifying Termination, plus:

 (a)  COBRA Coverage. Except with regard to a Senior Executive, COBRA Coverage with the full premium cost and administrative fee, if applicable, borne by the Employer until the later of:

 (i)  Six months after the Qualifying Termination, and

 (ii)  The last day of the month in which the Severance Period ends.

 (b)  Outplacement Services. Outplacement services through a provider selected by the Company for the period time set forth under the applicable Severance Program for the Participant’s position in effect as of the date of the Qualifying Termination.

 (c)  RSU Vesting. All outstanding restricted stock units (RSUs) then held by the Covered Employee, other than a Senior Executive, shall be accelerated so that they vest in full and settle within 60 days following the Qualifying Termination.

3.3.  Time and Manner of Payment: Payments hereunder will be made as follows:

 (a)  The Employer shall make payments of Severance Pay and any Pro-Rated Bonus Payment in a lump sum on the first scheduled payroll date following the end of the Release Consideration Period; provided, however, that to the extent any such Release

Consideration Period could span two separate calendar years, payment shall be made on the first scheduled payroll date following the last day of the Release Consideration Period (even if a release is actually signed and become irrevocable in the earlier calendar year). Notwithstanding the foregoing, if the Participant is a “specified employee,” as defined in Section 409A, Section 4.4 of this Plan shall control.

 (b)  The Company shall withhold from any payments all federal, state, local or other taxes that are legally required to be withheld.

 (c)  Any payments due hereunder for Severance Pay and Pro-Rated Bonus Payment shall be reduced by any other severance or termination payment due to a Participant, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification (e.g., Worker Adjustment and Retraining Notification (W.A.R.N.) Act) or office closing requirements, any amounts owed a Participant pursuant to a contract with an Employer and amounts paid to a Participant placed in a temporary layoff status (often referred to as a furlough), which immediately precedes the commencement of Severance Benefits hereunder. In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, flextime or other benefits in an amount or manner different from the Employer’s policies and programs, including this Plan, any payments hereunder for Severance Pay and Pro-Rated Bonus Payment shall be offset by such amounts.

3.4.  Rehire: If after receiving Severance Pay hereunder a Participant is reinstated by either the Employer or a successor entity before the applicable severance period has elapsed, he or she must reimburse the Employer or successor entity a pro-rated portion of the Severance Pay equal to the remaining severance period prior to being rehired.

3.5.  Subsequent Employment: A Participant who receives payments hereunder for Severance Pay and Pro-Rated Bonus Payment shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to Section 3.4 hereof, no such payment shall be offset or reduced by the amount of any compensation provided to the Participant in any subsequent employment.

3.6.  Accrued Wages and Expense Reimbursements: In addition to the Severance Benefits under this Plan, a Participant that experiences a Qualifying Termination shall be entitled to: (1) accrued wages due through the date of the Qualifying Termination in accordance with the Employer’s normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred by the Participant prior to the date of the Qualifying Termination in accordance with the Employer’s policy (and for which the Participant has submitted proper documentation as may be required by the Employer); and (3) any accrued but unused flextime pay. In addition, a Participant that is subject to an Employer commission plan or arrangement shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement. All payments shall be subject to proper tax withholding.

3.7.  Settlement of Accounts: The Company may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the Participant to an Employer as of his or her date of termination, as and to the extent permitted under applicable law.

ARTICLE 4

MISCELLANEOUS

4.1.  Employment Status: This Severance Plan does not constitute a contract of employment or impose on an Employer any obligation to retain any Eligible Employee as an employee or to change any employment policies of an Employer. Upon a Qualifying Termination hereunder, an Eligible Employee will thereafter cease to be an employee for all purposes; provided, however, that any taxable Severance Benefit due hereunder shall continue to be subject to proper tax reporting and withholding.

4.2.  Right to Amend or Terminate: The Company, by action of the Board or its duly authorized delegee, reserves the right at any time and from time to time to amend or terminate this Severance Plan; provided, however, that subsequent to any Closing Date, the Plan and each of the Severance Programs, all as in effect at the Closing Date, shall be maintained in substance and effect for at least 24 months following any Closing Date, subject only to administrative, process or other amendments or changes that do not materially affect the rights of Eligible Employees hereunder. In the event a Change of Control is structured as a sale of all or substantially all of the assets of the Company, the Company will negotiate for the Acquirer to assume and perform the obligations of the Company hereunder.

4.3.  Large Scale Reduction in Force: In the event of a large-scale reduction in force and except as otherwise limited by Section 4.2, the Company reserves the right, on its behalf and on behalf of all Employers, to reduce, due to economic factors, the benefits set forth in Article 3 of the Severance Plan.

4.4.  Section 409A of the Code: This Plan is intended to comply with, or be exempt from, Section 409A and shall be construed and administered in accordance with such intent. Notwithstanding any other provisions, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be exempted from Section 409A, either as separation pay due to an involuntary separation from service or as a short-term deferral. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. If any amounts subject to Section 409A become payable hereunder to a person who is a “specified employee” (as determined in accordance with Section 409A), any payments and benefits provided hereunder will not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date, with the aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on such date without interest.

4.5.  Section 4999 of the Code: Nothing herein shall require an Employer to provide a Participant with any gross-up for any tax, interest or penalty that may be incurred under Section 4999 of the Code or otherwise with respect to any excess parachute payment.

4.6.  Enforceability/Automatic Modification of Application of Severance Benefits: Should there be, in the performance of this Severance Plan or any Severance Program with respect to one or more Participants, any provision or option or action that is or becomes contrary in whole or in part to any state, federal or local law or regulation promulgated with respect thereto, or determinative judicial or regulatory decision, that is now in effect or comes into force or is or has come into force with respect to such performance, and same is not subject to a federal pre-emption limitation (a “Countervailing Law”), the terms and conditions of this Severance Plan or a Severance Program shall be deemed modified or “blue penciled” as to the application to such Participants, such that such provisions conform to such countervailing law, while adhering to the maximum extent permissible without violating same, to the original intent of the Severance Plan or Severance program. Further, to the extent that a Severance Program requires a Confidentiality and Restrictive Covenants Agreement be signed and delivered to the Company as a condition of a Participant receiving Severance Benefits, and there is a Countervailing Law that is invoked by the Participant and acts to limit the extent of the protections or benefits to the Company or the Employer of the Confidentiality and Restrictive Covenants Agreement, or the Participant acts in contravention of such agreements, then notwithstanding any other provision of this Severance Plan or any Severance Program, to the full extent permitted by law, where the Severance Benefits to be provided to the Participant shall not have been paid, such Severance Benefits shall be deemed not to constitute an obligation of the Company or the Employer to the Participant and any prior Severance Benefits as may have been paid to the Participant engaged in such invocation or contravention, shall thereupon constitute amounts due and owing to the Company, in addition to any other remediation as may be appropriate with respect to any such contravention.

EXHIBIT A

List of Severance Programs

Severance Program - Executive Vice Presidents and Chief Executive Officer

Severance Program - Level 4 and Level 5 Employees

Severance Program - Level 2 and Level 3 Employees

Severance Program - Level 1 Employees